Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of GTT Communications, Inc. on Form S-8 pertaining to the GTT Communications, Inc. 2018 Stock Option and Incentive Plan of our reports dated March 1, 2018, on our audits of the consolidated financial statements and schedule of GTT Communications, Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and the effectiveness of internal control over financial reporting of GTT Communications, Inc. as of December 31, 2017, which reports are included in the Annual Report on Form 10-K of GTT Communications, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP

June 14, 2018

New York, NY